Exhibit 10.30

THE TIMKEN COMPANY

Deferred Share Equivalents Agreement

WHEREAS, [GRANTEE] (“Grantee”) is an employee of The Timken Company (the “Company”) or a Subsidiary; and
WHEREAS, the Company has granted the Deferred Shares, evidenced by this Deferred Share Equivalents Agreement (this “Agreement”), to Grantee, effective as of _______, 20__ (the “Date of Grant”).
NOW, THEREFORE, pursuant to the Company 2019 Equity and Incentive Compensation Plan (the “Plan”), and subject to the terms and conditions thereof, in addition to the terms and conditions of this Agreement, the Company confirms to Grantee the grant of the right to receive (i) ____ Deferred Share Equivalents and (ii) dividend equivalents payable in cash on a deferred basis (the “Dividend Equivalents”) with respect to the Deferred Share Equivalents covered by this Agreement. All terms used in this Agreement with initial capital letters that are defined in the Plan and not otherwise defined herein shall have the meanings assigned to them in the Plan.

1.	Three-Year Vesting of Awards.

(a)
Normal Vesting: Subject to the terms and conditions of Sections 2 and 3 hereof, Grantee’s right to receive a cash payment in respect of the Deferred Share Equivalents covered by this Agreement and any Dividend Equivalents accumulated with respect thereto shall become nonforfeitable on the third anniversary of the Date of Grant if Grantee has been in the continuous employ of the Company or a Subsidiary from the Date of Grant until the date of such third anniversary.

For purposes of this Agreement, Grantee’s continuous employment with the Company or a Subsidiary shall not be deemed to have been interrupted, and Grantee shall not be deemed to have ceased to be an employee of the Company or a Subsidiary, by reason of any transfer of employment among the Company and its Subsidiaries.

(b)
Vesting Upon Retirement: In the event Grantee retires prior to the third anniversary of the Date of Grant, then, subject to the payment provisions of Section 5 hereof, Grantee’s right to receive a cash payment in respect of the Deferred Share Equivalents covered by this Agreement, along with any Dividend Equivalents accumulated with respect thereto, shall become nonforfeitable in accordance with the terms and conditions of, and over the time period described in, Section 1(a) as if Grantee had remained in the continuous employ of the Company or a Subsidiary from the Date of Grant until the date of the third anniversary of the Date of Grant or the occurrence of an event referenced in Section 2, whichever occurs first. For purposes of this Agreement, “retire” or “retirement” shall mean: (i) Grantee’s voluntary termination of employment, with the consent of the Board or the Committee, at or after Grantee has reached age 55 and has accrued at least 15years of continuous employment with the Company or a Subsidiary; (ii) Grantee's voluntary termination of employment at or after age 62; or (iii) Grantee's termination of employment in accordance with applicable non-U.S. local law, if such non-U.S. law requires such termination to be treated as a retirement based on different criteria than those set forth in the proceeding clauses (i) and (ii).

2.
Alternative Vesting of Awards. Notwithstanding the provisions of Section 1 hereof, and subject to the payment provisions of Section 5 hereof, Grantee’s right to receive a cash payment in respect of the Deferred Share Equivalents covered by this Agreement and any Dividend Equivalents then accumulated with respect thereto may become nonforfeitable if any of the following circumstances apply:

(a)
Death or Disability: Grantee’s right to receive a cash payment in respect of the Deferred Share Equivalents covered by this Agreement and any Dividend Equivalents then accumulated with respect thereto shall immediately become nonforfeitable if Grantee should die or become permanently disabled while in the employ of the Company or any Subsidiary. If Grantee should die or become permanently disabled during the period that Grantee is deemed to be in the continuous employ of the Company or a Subsidiary pursuant to Section 1(b), 2(c) or 2(d), then the Deferred Share Equivalents covered by this Agreement and any Dividend Equivalents then accumulated with respect thereto will immediately become nonforfeitable, except that to the extent that Section 2(d) applies, the Deferred Share Equivalents covered by this Agreement and any Dividend Equivalents then accumulated with respect thereto will immediately become nonforfeitable only to the extent that the Deferred Share Equivalents covered by this Agreement and any Dividend Equivalents then accumulated with respect thereto would have become nonforfeitable during the severance period pursuant to Section 2(d).

For purposes of this Agreement, “permanently disabled” shall mean that Grantee has qualified for long-term disability benefits under a disability plan or program of the Company or, in the absence of a disability plan or program of the Company, under a government-sponsored disability program and is "disabled" within the meaning of Section 409A(a)(2)(C) of the Code.

(b)	Change in Control:

(i)
Upon a Change in Control occurring during the three-year period described in Section 1(a) above while Grantee is an employee of the Company or a Subsidiary, to the extent the Deferred Share Equivalents covered by this Agreement and any Dividend Equivalents accumulated with respect thereto have not been forfeited, the Deferred Share Equivalents covered by this Agreement and any Dividend Equivalents accumulated with respect thereto shall immediately become nonforfeitable (except to the extent that a Replacement Award is provided to Grantee for such Deferred Share Equivalents and Dividend Equivalents). If Grantee is deemed to be in the continuous employ of the Company or a Subsidiary pursuant to Section 1(b), 2(c) or 2(d), then, upon a Change in Control prior to the third anniversary of the Date of Grant, then the Deferred Share Equivalents covered by this Agreement and any Dividend Equivalents then accumulated with respect thereto will immediately become nonforfeitable, except that to the extent that Section 2(d) applies, the Deferred Share Equivalents covered by this Agreement and any Dividend Equivalents then accumulated with respect thereto will immediately become nonforfeitable only to the extent that the Deferred Share Equivalents covered by this Agreement and any Dividend Equivalents then accumulated with respect thereto would have become nonforfeitable during the severance period pursuant to Section 2(d).

(ii)
For purposes of this Agreement, a “Replacement Award” shall mean an award (A) of deferred share equivalents, (B) that has a value at least equal to the value of the Deferred Share Equivalents covered by this Agreement and any Dividend Equivalents accumulated with respect thereto, (C) that relates to publicly traded equity securities of the Company or its successor in the Change in Control (or another entity that is affiliated with the Company or its successor following the Change in Control) (the "Successor"), (D) the tax consequences of which, under the Code, if Grantee is subject to U.S. federal income tax under the Code, are not less favorable to Grantee than the tax consequences of the Deferred Share Equivalents covered by this Agreement and any Dividend Equivalents accumulated with respect thereto, (E) that becomes nonforfeitable full upon a termination of Grantee’s employment with the Company or the Successor for Good Reason by Grantee or without Cause (as defined in Section 2(d)) by the Company or the Successor within a period of two years after the Change in Control, and (F) the other terms and conditions of which are not less favorable to Grantee than the terms and conditions of the Deferred Share Equivalents covered by this Agreement and any Dividend Equivalents then accumulated with respect thereto (including the provisions that would apply in the event of a subsequent Change in Control). A Replacement Award may be granted only to the extent it conforms to the requirements of Treasury Regulation 1.409A-3(i)(5)(iv)(B) or otherwise does not result in the Deferred Share Equivalents covered by this Agreement and any Dividend Equivalents then accumulated with respect thereto, or Replacement Award, failing to comply with Section 409A of the Code. Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Deferred Share Equivalents covered by this Agreement and any Dividend Equivalents then accumulated with respect thereto if the requirements of the preceding sentence are satisfied. The determination of whether the conditions of this Section 2(b)(ii) are satisfied will be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.

(iii)
For purposes of Section 2(b)(ii), “Good Reason” will be defined to mean a material reduction in the nature or scope of the responsibilities, authorities or duties of Grantee attached to Grantee’s position held immediately prior to the Change in Control, a change of more than 60 miles in the location of Grantee’s principal office immediately prior to the Change in Control, or a material reduction in Grantee’s remuneration upon or after the Change in Control; provided, that no later than 90 days following an event constituting Good Reason, Grantee gives notice to the Successor of the occurrence of such event and the Successor fails to cure the event within 30 days following the receipt of such notice.

(iv)
If a Replacement Award is provided, notwithstanding anything in this Agreement to the contrary, any outstanding Deferred Share Equivalents covered by this Agreement and any Dividend Equivalents then accumulated with respect thereto which at the time of the Change in Control are not subject to a “substantial risk of forfeiture” (within the meaning of Section 409A of the Code) will be deemed to be nonforfeitable at the time of such Change in Control.

(c)
Divestiture: If Grantee’s employment with the Company or a Subsidiary terminates as the result of a divestiture, then the Deferred Share Equivalents covered by this Agreement and any Dividend Equivalents then accumulated with respect thereto shall become nonforfeitable in accordance with the terms and conditions of Section 1(a) as if Grantee had remained in the continuous employ of the Company or a Subsidiary from the Date of Grant until the third anniversary of the Date of Grant or the occurrence of a circumstance referenced in Section 2(a) or 2(b), whichever occurs first. For the purposes of this Agreement, the term “divestiture” shall mean a permanent disposition to a Person other than the Company or any Subsidiary of a plant or other facility or property at which Grantee performs a majority of Grantee’s services whether such disposition is effected by means of a sale of assets, a sale of Subsidiary stock or otherwise.

(d)
Termination Without Cause: Subject to Section 5(c) hereof, if (i) Grantee’s employment with the Company or a Subsidiary terminated by the Company or a Subsidiary other than for Cause (a “Termination Without Cause”) and (ii) Grantee is entitled to receive severance pay pursuant to the terms of any severance pay plan of the Company in effect at the time of Grantee’s termination of employment that provides for severance pay calculated by multiplying Grantee’s base compensation by a specified severance period, then Grantee’s right to receive a cash payment in respect of the Deferred Share Equivalents covered by this Agreement and any Dividend Equivalents then accumulated with respect thereto shall become nonforfeitable in accordance with the terms and conditions of, and over the time period described in, Section 1(a) as if Grantee had remained in the continuous employ of the Company or a Subsidiary from the Date of Grant until the date of the third anniversary of the Date of Grant or the occurrence of a circumstance referenced in Section 2(a) or 2(b), whichever occurs first; provided, however, that if the specified severance period ends before the date of the third anniversary of the Date of Grant, Grantee’s right to receive the Deferred Share Equivalents covered by this Agreement and any Dividend Equivalents accumulated with respect thereto shall be forfeited automatically at the end of the severance period. Notwithstanding the foregoing, in the event Grantee’s employment is Terminated Without Cause after Grantee becomes eligible for retirement at or after age 62, then Section 1(b) shall govern.

For purposes of this Agreement, “Cause” shall mean: (i) an intentional act of fraud, embezzlement or theft in connection with Grantee’s duties with the Company or a Subsidiary (or the Successor, if applicable); (ii) an intentional wrongful disclosure of secret processes or confidential information of the Company or a Subsidiary (or the Successor, if applicable); (iii) an intentional, wrongful engagement in any competitive activity that would constitute a material breach of Grantee’s duty of loyalty to the Company or a Subsidiary (or the Successor, if applicable); (iv) the willful misconduct in the performance of the Grantee’s duties to the Company or a Subsidiary (or the Successor, if applicable); or (v) gross negligence in the performance of Grantee’s duties to the company or a Subsidiary (or the Successor, if applicable). No act, or failure to act, on the part of Grantee shall be deemed “intentional” unless done or omitted to be done by Grantee not in good faith and without reasonable belief that the Grantee’s action or omission was in or not opposed to the best interest of the Company or a Subsidiary (or the Successor, if applicable); provided that for any Grantee who is party to an individual severance or employment agreement defining Cause, “Cause” will have the meaning set forth in such agreement.

3.
Forfeiture of Awards. Grantee’s right to receive a cash payment in respect of the Deferred Share Equivalents covered by this Agreement and any Dividend Equivalents accumulated with respect thereto shall be forfeited automatically and without further notice on the date that Grantee ceases to be an employee of the Company or a Subsidiary prior to the third anniversary of the Date of Grant for any reason other than as described in Sections 1 or 2 hereof. In the event that Grantee shall intentionally commit an act that the Committee determines to be materially adverse to the interests of the Company or a Subsidiary, Grantee’s right to receive a cash payment with respect to the Deferred Share Equivalents covered by this Agreement and any Dividend Equivalents accumulated with respect thereto shall be forfeited at the time of that determination notwithstanding any other provision of this Agreement to the contrary.

4.
Crediting of Dividend Equivalents. With respect to each of the Deferred Share Equivalents covered by this Agreement, Grantee shall be credited on the records of the Company with Dividend Equivalents in an amount equal to the amount per share of any cash dividends declared by the Board on the outstanding Deferred Share Equivalents during the period beginning on the Date of Grant and ending on the date on which Grantee receives the cash payment in respect of the Deferred Share Equivalents covered by this Agreement pursuant to Section 5 hereof or at the time when the Deferred Share Equivalents covered by this Agreement are forfeited in accordance with Section 3 of this Agreement. The Dividend Equivalents shall accumulate without interest.

5.	Payment of Awards.

(a)
General: Subject to Section 3 and Section 5(b), payment for the Deferred Share Equivalents covered by this Agreement that are nonforfeitable and any Dividend Equivalents accumulated with respect thereto will be made in cash within 60 days following the third anniversary of the Date of Grant in an amount equal to the product of (i) the average of the highest price an the lowest price of a Common Share on the date that the Deferred Share Equivalents become nonforfeitable, as reported on the national securities exchange on which the Common Shares are listed, multiplied times (ii) the number of Deferred Share Equivalents covered by this Agreement, plus any

Dividend Equivalents accrued on the Deferred Share Equivalents since the Date of Grant. Payments will be made in one lump sum amount in U.S. Dollars or in the currency of Grantee’s country in an equivalent amount, as determined by the Company, less any applicable federal, state, local or foreign withholding taxes.

(b)
Other Payment Events. Notwithstanding Section 5(a), to the extent that the Deferred Share Equivalents covered by this Agreement are nonforfeitable on the dates set forth below, payment with respect to the Deferred Share Equivalents covered by this Agreement that have become nonforfeitable and any Dividend Equivalents accumulated with respect thereto will be made as follows:

(i)
Change in Control. Within 10 days of a Change in Control, Grantee is entitled to receive a lump sum cash payment in respect of the Deferred Share Equivalents covered by this Agreement that are nonforfeitable and any Dividend Equivalents accumulated with respect thereto on the date of the Change in Control; provided, however, that if such Change in Control would not qualify as a permissible date of distribution under Section 409A(a)(2)(A) of the Code, and the regulations thereunder, and where Section 409A of the Code applies to such distribution, Grantee is entitled to receive the corresponding payment on the date that would have otherwise applied pursuant to Sections 5(a) or 5(b)(ii) as though such Change in Control had not occurred.

(ii)
Death or Disability. Within 10 days of the date of Grantee’s death or the date Grantee becomes permanently disabled, Grantee is entitled to receive a lump sum cash payment in respect of the Deferred Share Equivalents covered by this Agreement that are nonforfeitable and any Dividend Equivalents accumulated with respect thereto on such date.

(c)
Release Requirement. Notwithstanding any provision of this Agreement to the contrary, the Deferred Share Equivalents and any Dividend Equivalents will not become nonforfeitable or payable pursuant to Section 2(d) of this Agreement as a result of a Termination Without Cause or pursuant to Section 2(b)(ii)(E) of this Agreement as a result of a termination of employment for Good Reason by Grantee or without Cause by the Company or the Successor unless, to the extent permitted by applicable law, Grantee signs, does not revoke, and agrees to be bound by a general release of claims in a form provided by the Company or the Successor, which release must be signed, and any applicable revocation period shall have expired within 30 or 60 days (as specified by the Company or the Successor at the time such release is provided) of Grantee’s termination of employment (such 30 day or 60 day period, as applicable, the “Review Period”). In the event such Review Period begins in one taxable year of Grantee, and ends in a second taxable year of Grantee, then to the extent necessary to avoid any penalties or additional taxes under Section 409A of the Code, no payment shall be made before the second taxable year.

6.
Transferability. Neither Grantee’s right to receive a cash payment in respect of the Deferred Share Equivalents covered by this Agreement nor Grantee's right to receive any Dividend Equivalents shall be transferable by Grantee except by will or the laws of descent and distribution. Any purported transfer in violation of this Section 7 shall be null and void, and the purported transferee shall obtain no rights with respect to such Deferred Share Equivalents.

7.
Compliance with Law. (a) To the extent applicable, it is intended that this Agreement and the Plan comply with the provisions of Section 409A of the Code. This Agreement and the Plan shall be administered in a manner consistent with this intent, and any provision that would cause the Agreement or the Plan to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of Grantee).

(b)
It is intended that the Agreement and the Plan comply with any applicable requirements of the State Administration of Foreign Exchange (“SAFE”) in the People’s Republic of China (the “PRC”) and other laws in effect in the PRC. The Agreement and the Plan shall be administered in a manner consistent with this intent, and any provision that would cause the Agreement or the Plan to fail to meet these SAFE requirements and other laws in the PRC shall have no force and effect until they are amended to comply with the applicable SAFE requirements and other laws in the PRC. Grantee agrees in advance to any such required amendment.

8.
Adjustments. Subject to Section 12 of the Plan, the Committee shall make any adjustments in the number or kind of shares of stock or other securities covered by this Agreement, and other terms and provisions, that the Committee shall determine is equitably required to prevent any dilution or expansion of Grantee’s rights under this Agreement that otherwise would result from any (a) extraordinary cash dividend, stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) merger, consolidation, separation, reorganization, partial or complete liquidation or other distribution of assets involving the Company or (c) other transaction or event having an effect similar to any of those referred to in subsection (a) or (b) herein. Moreover, in the event that any transaction or event described or referred to in the immediately preceding sentence, or a Change in Control, shall occur, the Committee shall provide in substitution of any or all of Grantee’s rights under this Agreement such alternative consideration as the Committee shall determine in good faith to be equitable under the circumstances.

9.
Withholding Taxes. To the extent that the Company or a Subsidiary is required to withhold federal, state, local or foreign taxes or other amounts in connection with Grantee's right to receive a cash payment under this Agreement, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of any cash payment that Grantee make arrangements satisfactory to the Company for payment of the balance of such taxes or other amounts required to be withheld. Grantee may elect that all or any part of such withholding requirement be satisfied by retention by the Company of a portion of the Deferred Share Equivalents delivered to Grantee. If such election is made, the Deferred Share Equivalents so retained shall be credited against such withholding requirement at the fair market value per Share on the date of such delivery.

10.	Detrimental Activity and Recapture.

(a)
In the event that, as determined by the Committee, Grantee shall engage in Detrimental Activity during employment or other service with the Company or a Subsidiary, the Deferred Share Equivalents covered by this Agreement and any Dividend Equivalents accumulated with respect thereto will be forfeited automatically and without further notice at the time of that determination notwithstanding any other provision of this Agreement. Notwithstanding anything in this Agreement to the contrary, including Section 11 of this Agreement, nothing in this Agreement prevents Grantee from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations.

(b)
For purposes of this Agreement, “Detrimental Activity” means: (i) engaging in any activity, as an employee, principal, agent, or consultant for another entity that competes with the Company in any actual, researched, or prospective product, service, system, or business activity for which the Grantee has had any direct responsibility during the last two years of Grantee’s employment with the Company or a Subsidiary, in any territory in which the Company or a Subsidiary manufactures, sells, markets, services, or installs such product, service, or system, or engages in such business activity; (ii) soliciting any employee of the Company or a Subsidiary to terminate Grantee’s employment with the Company or a Subsidiary; (iii) the disclosure to anyone outside the Company or a Subsidiary, or the use in other than the Company or a Subsidiary’s business, without prior written authorization from the Company, of any confidential, proprietary or trade secret information or material relating to the business of the Company and its Subsidiaries, acquired by the Grantee during Grantee’s employment with the Company or its Subsidiaries or while acting as a director of or consultant for the Company or its Subsidiaries thereafter; (iv) the failure or refusal to disclose promptly and to assign to the Company upon request all right, title and interest in any invention or idea, patentable or not, made or conceived by the Grantee during employment by the Company and any Subsidiary, relating in any manner to the actual or anticipated business, research or development work of the Company or any Subsidiary or the failure or refusal to do anything reasonably necessary to enable the Company or any Subsidiary to secure a patent where appropriate in the United States and in other countries; (v) activity that results in Clawback Termination, which for purposes of this Section 10(b) “Clawback Termination” shall mean a termination: (A) due to the Grantee’s willful and continuous gross neglect of Grantee’s duties for which Grantee is employed; or (B) due to an act of dishonesty on the part of the Grantee constituting a felony resulting or intended to result, directly or indirectly, in Grantee’s gain for personal enrichment at the expense of the Company or a Subsidiary; or (vi) any other conduct or act determined to be injurious, detrimental or prejudicial to any significant interest of the Company or any Subsidiary unless the Grantee acted in good faith and in a manner Grantee reasonably believed to be in or not opposed to the best interests of the Company.

(c)
If a Restatement occurs and the Committee determines that Grantee is personally responsible for causing the Restatement as a result of Grantee’s personal misconduct or any fraudulent activity on the part of Grantee, then the Committee has discretion to, based on applicable facts and circumstances and subject to applicable law, cause the Company to recover all or any portion (but no more than 100%) of the Deferred Share Equivalents covered by this Agreement and any Dividend Equivalents accumulated with respect thereto earned or payable to Grantee for some or all of the years covered by the Restatement. The amount of any earned or payable Deferred Share Equivalents covered by this Agreement and any Dividend Equivalents accumulated with respect thereto recovered by the Company shall be limited to the amount by which such earned or payable Deferred Share Equivalents and Dividend Equivalents exceeded the amount that would have been earned by or paid to Grantee had the Company’s financial statements for the applicable restated fiscal year or years been initially filed as restated, as reasonably determined by the Committee. The Committee shall also determine whether the Company shall effect any recovery under this Section 10(c) by: (i) seeking repayment from Grantee; (ii) reducing, except with respect to any non-qualified deferred compensation under Section 409A of the Code, the amount that would otherwise be payable to Grantee under any compensatory plan, program or arrangement maintained by the Company (subject to applicable law and the terms and conditions of such plan, program or arrangement); (iii) by withholding, except with respect to any non-qualified deferred compensation under Section 409A of the Code, payment of future increases in compensation (including the payment of any discretionary bonus amount) that would otherwise have been made to Grantee in accordance with the Company’s compensation practices; or (iv) by any combination of these alternatives. For purposes of this Agreement, “Restatement” means a restatement of any part of the Company’s financial statements for any fiscal year or years beginning with the year in which the Date of Grant occurs due to material noncompliance with any financial reporting requirement under the U.S. securities laws applicable to such fiscal year or years.

11.
Clawback. Notwithstanding anything to the contrary, if Grantee breaches any of Grantee’s obligations under any non-competition or other restrictive covenant agreement that it has entered into with the Company or a Subsidiary, including the Nondisclosure and Assignment Agreement attached hereto as Exhibit A (the “Non-Competition Agreement”), to the extent permissible by local law, Grantee shall forfeit any Deferred Share Equivalents and any Dividend Equivalents. In addition, in the event that Grantee breaches the Non-Competition Agreement, if the Company shall so determine, Grantee shall, promptly upon notice of such determination, return to the Company, all cash amounts that Grantee has received with respect to the Deferred Share Equivalents and Dividend Equivalents pursuant to this Agreement as reasonably determined by the Company. To the extent that such amounts are not promptly paid to the Company, the Company may set off the amounts so payable to it against any amounts (other than amounts of non-qualified deferred compensation as so defined under Section 409A of the Code) that may be owing from time to time by the Company or a Subsidiary to Grantee, whether as wages or vacation pay or in the form of any other benefit or for any other reason.

12.
Relation to Other Benefits. Any economic or other benefit to Grantee under this Agreement or the Plan shall not be taken into account in determining any benefits to which Grantee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or a Subsidiary and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or a Subsidiary.

13.
Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that subject to the terms of the Plan and the provisions of Section 8 hereof no amendment shall materially impact the rights of Grantee with respect to either the Deferred Share Equivalents or other securities covered by this Agreement or the Dividend Equivalents without Grantee’s consent.

14.
Severability. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid or unenforceable, the remainder of this Agreement and the application of such provision in any other person or circumstances shall not be affected, and the provisions so held to be invalid or unenforceable shall be reformed to the extent (and only to the extent) necessary to make it enforceable and valid.

15.
Governing Law. This Agreement is made under, and shall be construed in accordance with, the internal substantive laws of the State of Ohio. Grantee agrees that the state and federal courts located in the State of Ohio shall have jurisdiction in any action, suit or proceeding against Grantee based on or arising out of this Agreement and Grantee hereby:

(a)submits to the personal jurisdiction of such courts; (b) consents to service of process in connection with any action, suit or proceeding against Grantee; and (c) waives any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction, venue or service of process.

17.
Electronic Delivery and Consent to Electronic Participation. The Company may, in its sole discretion, decide to deliver any documents related to the Deferred Share Equivalents by electronic means. Grantee has consented to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

18.	Nature of Grant. Grantee has acknowledged that:

(a)
the Plan is established voluntarily by the Company, is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan or the Agreement;

(b)
the grant of the Deferred Share Equivalents is voluntary and occasional and does not create any contractual or other right to receive future grants of Deferred Share Equivalents, or benefits in lieu of Deferred Share Equivalents, even if Deferred Share Equivalents have been granted repeatedly in the past;

(c)	all decisions with respect to future grants of Deferred Share Equivalents, if any, will be at the sole discretion of the Company;

(d)	Grantee is voluntarily participating in the Plan;

(e)
the Deferred Share Equivalents are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company, its Subsidiaries, and/or its affiliates, and that is outside the scope of Grantee’s employment contract with the Company or its affiliates, if any;

(f)
the Deferred Share Equivalents are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments;

(g)	the future value of the underlying Common Shares is unknown and cannot be predicted with certainty;

(h)
in consideration of the grant of the Deferred Share Equivalents, no claim or entitlement to compensation or damages shall arise from forfeiture or termination of the Deferred Share Equivalents or diminution in value of the Deferred Share Equivalents or the Common Shares resulting from Grantee’s termination of employment (for any reason whatsoever and whether or not in breach of local labor laws);

(i)
notwithstanding any terms or conditions of the Plan to the contrary, in the event of the involuntary termination of Grantee’s employment, Grantee’s right to receive the Deferred Share Equivalents and vest in the Deferred Share Equivalents under the Plan, if any, will terminate effective as of the date that Grantee is no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of the involuntary termination of employment, Grantee’s right to vest in the Deferred Share Equivalents after termination of employment, if any, will be measured by the date of termination of Grantee’s active employment and will not be extended by any notice period mandated under local law.

18.
Data Privacy. Grantee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Grantee’s personal data as described in this document by and among, as applicable, Grantee’s employer (the “Employer”), the Company and its Subsidiaries and affiliates, for the exclusive purpose of implementing, administering and managing Grantee’s participation in the Plan.

Grantee understands that the Company and the Employer may hold certain personal information about Grantee, including, but not limited to, Grantee’s name, home address, email address and telephone number, date of birth, social insurance number, passport number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Deferred Share Equivalents or any other entitlement to shares of stock awarded, canceled, purchased, exercised, vested, unvested or outstanding in Grantee’s favor, for the purpose of implementing, administering and managing the Plan (“Data”).

Grantee understands that Data will be transferred to Computershare, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. Grantee understands that the recipients of the Data may be located in the United States or elsewhere, including outside the European Economic Area (if applicable), and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than Grantee’s country. Grantee understands that Grantee may request a list with the names and addresses of any potential recipients of the Data by contacting Grantee’s local human resources representative. Grantee authorizes the Company, Computershare and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing Grantee’s participation in the Plan. Grantee understands that Data will be held only as long as is necessary to implement, administer and manage Grantee’s participation in the Plan. Grantee understands that Grantee may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Grantee’s local human resources representative. Grantee understands, however, that refusing or withdrawing Grantee’s consent may affect Grantee’s ability to participate in the Plan. For more information on the consequences of Grantee’s refusal to consent or withdrawal of consent, Grantee understands that Grantee may contact Grantee’s local human resources representative.

This Agreement is executed by the Company on this ____ day of __________, 20__.

The Timken Company

By ___________________________________
Name:
Title:

The undersigned Grantee hereby acknowledges receipt of an executed original of this Agreement and accepts the right to receive the Deferred Share Equivalents or other securities covered hereby and any Dividend Equivalents accumulated with respect thereto, subject to the terms and conditions of the Plan and the terms and conditions herein above set forth.

[GRANTEE]: ________________________
Date: ______________________________

Exhibit A

Non-Disclosure and Assignment Agreement

THE TIMKEN COMPANY
NONDISCLOSURE AND ASSIGNMENT AGREEMENT

As of the date of my electronic acceptance, I am entering into this Nondisclosure and Assignment Agreement (“Agreement”) with The Timken Company and those companies and entities that directly or indirectly control, are controlled by, or are under common control with The Timken Company (the “Company”).
To aid understanding and to avoid unnecessary repetition of text, this Agreement assigns special meanings to certain terms and concepts. The defined terms and concepts are represented by capitalized words. The meanings are given in sections 5 and 15.
Reasons for Agreement
During the course of my employment with the Company, I will be given access to Trade Secrets and Confidential Information. Maintaining the secrecy of this information is essential for carrying out the Company’s business in a highly competitive industry. I may also create, improve, or maintain goodwill with the Company’s customers and business partners.
The Company will provide me with formal and informal training related to the Company, its products, and its processes.
In addition, while I am employed by the Company I may invent, create and review inventions and copyrightable material. It is essential that the Company be assured of its rights with respect to inventions, copyrightable material, and similar intellectual property.
Consideration
I am entering this Agreement in consideration of one or more of (i) my new or continuing employment with the Company, (ii) my access to Trade Secrets, (iii) the training which I have and will receive from the Company; and (iv) any cash or equity grant under any Company incentive plan.
Agreement
The Company and I agree as follows:
1.
Nondisclosure and Non-Use of Confidential Information.
During my employment with the Company, I shall use the Company’s Confidential Information only in the conduct of the Company’s business or as expressly authorized by the Company in advance and in writing, and I shall do what is reasonably necessary to prevent actual and threatened unauthorized use, disclosure, or misappropriation of the Company’s Confidential Information.
Following my Separation, I shall not use or disclose the Company’s Confidential Information without the express, written consent of the Company. For Trade Secrets, this obligation will apply everywhere and will continue for so long as the particular Trade Secret remains a Trade Secret. For all other Confidential Information, this obligation will apply in those geographic regions in which unauthorized use or disclosure could harm the Company’s existing or potential business interests, and will continue for the maximum time period permissible under applicable state law or until the information is generally known to the public, whichever is sooner.
I acknowledge that disclosure of the Company’s Confidential Information or Trade Secrets would unfairly harm the Company and that once such information is disclosed, even to a person or entity that is not a competitor of the Company, disclosure to a competitor of the Company might follow. Therefore, I acknowledge that the restrictions in this Agreement are fair and reasonable and will not unreasonably limit my ability to gain subsequent employment.

I further acknowledge that the prohibitions in this section 1:
A.    do not apply to Confidential Information after it has become generally known in the industry in which the Company conducts its business, unless the disclosure resulted from my wrongful conduct;
B.    do not prohibit me from using the general skills and know-how acquired during and prior to my employment by the Company that do not involve the use or disclosure of Confidential Information; and
C.    will not unreasonably restrict me from describing my employment history and duties for work search or other purposes.
2.     Return of Materials.
Upon my Separation, or upon request by the Company, I agree:
A.    to immediately return to the Company all copies of documents, records, materials, and devices belonging or relating to the Company (except my own personnel and wage and benefit materials relating solely to me); and
B.    to allow a representative of the Company to inspect my own personal computing devices (such as personal computers, backup hard drives, thumb drives, USB devices, cloud storage utilities, and mobile telephones) and to destroy Company material maintained on those personal computing devices if the Company has a reasonable belief that such material is present on those devices, except where and to the extent restricted by law.

3.    Obligations Regarding Developments.
A.    I shall keep and maintain adequate and current written records of all Developments that I conceive, author, or develop, either individually or with others, during my employment with the Company. These records may be in the form of notes, sketches, drawings, or any other format that the Company may specify. These records will be available to and remain the sole property of the Company at all times.
B.    I shall promptly and fully disclose to the Company in writing all Developments that I conceive, author, or develop, either individually or with others, during my employment or during the one-year period following my Separation.
C.    All Company Developments will be the sole and exclusive property of the Company. I shall assign and hereby assign to the Company all right, title and interest in all Company Developments. The Company may, at its option, have me assign all right, title, and interest in any Company Developments to a third party instead of to the Company.
D.    All Company Developments that are copyrightable will be considered “work(s) made for hire” as that term is defined by U.S. Copyright Law. If a court of competent jurisdiction determines that any such Company Development is not a work made for hire, I shall assign and hereby assign to the Company all right, title, and interest in such Company Development to the Company to the extent permitted by law.
E.    I shall furnish such information and assistance as the Company may reasonably request for obtaining, perfecting, assigning, and maintaining domestic and foreign patents, copyright registrations, and other intellectual property rights for all Developments that I am obligated to transfer to the Company under this Agreement. That assistance could include reviewing and executing applications or documents necessary for the Company to obtain, perfect, assign, and maintain those intellectual property rights and to effect the transfer of ownership to the Company. I shall provide this information and assistance without charge for my services, but I understand that I shall be entitled to reimbursement of my reasonable out-of-pocket expenses and that the Company will be responsible for all costs and expenses associated with actions described in this section.

F.     I shall promptly and fully disclose in writing to the Company all Developments that I conceive, author, or develop, either individually or with others, during the one-year period following my Separation, that would have been Company Developments had I remained employed by the Company. I understand that these Developments are presumed to have been conceived during my employment by the Company and, unless otherwise proven, will be the exclusive property of the Company and subject to the assignment obligations of sections 3.C and 3.D.
G.     If I will be employed in California[1], Illinois[2], Kansas[3], Minnesota[4], Washington[5], or any other state requiring notice, I am given notice and understand that the assignment obligations under this section 3 will not apply to inventions that I can prove were created entirely on my own time and without any equipment, supplies, facilities, Company Developments, Confidential Information or Trade Secrets.
4.    No Restrictions.
I affirm to the Company that I have no legal obligations that would prevent the Company from fully exploiting the Developments that I am obligated to transfer to the Company under this Agreement or prevent me from complying with my obligations under this Agreement, and that I have not taken and I will not take any action that will reduce the value of the rights transferred to the Company under this Agreement.
5.    Restriction on Unfair Competition.
A.    If, during the two years preceding my Separation, a Customer purchased or obtained a Supported Product through me or through any individual or business unit that I managed, directed, supervised, or supported with other than clerical, menial, or manual labor, then for two years following my Separation I shall not provide, sell, or solicit the sale of a Competing Product to that Customer.
B.    If, during the two years preceding my Separation, a Customer purchased or obtained a Supported Product through me or through any individual or business unit that I managed, directed, supervised, or supported with other than clerical, menial, or manual labor, then for two years following my Separation I shall not engage in any Activity as part of or in support of providing, selling, or soliciting the sale of a Competing Product to that Customer.
C.    If, during the two years preceding my Separation, I created, learned, or reviewed confidential or trade secrets of a Customer, then for two years following my Separation I shall not provide, sell, or solicit the sale of a Competing Product to that Customer.
D.    If, during the two years preceding my Separation, I created, learned, or reviewed confidential or trade secrets of a Customer, then for two years following my Separation I shall not engage in any Activity as part of or in support of providing, selling, or soliciting the sale of a Competing Product to that Customer.
E.    If, during the two years before my Separation, a Supported Product was sold or solicited for sale into a Territory by me, or any individual or business unit that I managed, directed, supervised, or supported with other than clerical, menial, or manual labor, then for two years following my Separation, I shall not engage in any Activity as part of or in support of developing, designing, testing, or producing a Competing Product for sale into that Territory.
F.    If, during the two years before my Separation, a Supported Product was sold or solicited for sale into a Territory by the Company, then for two years following my Separation, I shall not engage in any Activity as part of or in support of developing, designing, testing, or producing a Competing Product for sale into that Territory.
G.    This section 5 will not apply if my work for the Company is principally performed in California, Oklahoma, or North Dakota. If my duties for the Company are principally performed in Colorado, section 5 will apply to me only if I was engaged as an officer, executive, or management personnel, or as professional staff to any Company officer, executive, or management personnel.

_____________________________
[1]California Labor Code §§2870-2872.
[2] 765 ILCS 1060/2, Ch. 140, par. 302, sec. 2.
[3] Kansas Statutes 44-130.
[4] Minnesota Statutes 181.78.
[5] Washington Statutes 49.44.140

H.    Defined Terms.
“Activity” means an activity or service of the type that, during the two years preceding my Separation, was performed for the benefit of the Company by me or any individual or business unit that I managed, directed, supervised, or supported with other than clerical, menial, or manual labor.
“Competing Product” means any product or service that is sold or provided in competition with a Supported Product.
“Customer” means any person or company, including all related affiliates that purchased or received a product or service from the Company during the two years preceding my Separation.
“Supported Product” means any product or service that, during the two years preceding my Separation, was designed, produced, marketed, sold, or supported by me, or by any individual or business unit that I managed, directed, supervised, or supported with other than clerical, menial, or manual labor, as well as any product or service about which I, as part of my duties for the Company, learned, created, or reviewed any Confidential Information or Trade Secret.
“Territory” means a county within the United States of America, or a city, town, or other municipality in any foreign nation, in which Company sold or provided more than $500,000 (USD) in the aggregate worth of products or services in the two years preceding my Separation.
6.     Non-Solicitation of Employees.
During my employment with the Company, and for two years following my Separation I shall not, directly or indirectly, on my own behalf or in conjunction with any person or legal entity, attempt to recruit, solicit, or induce any non-clerical employee of the Company to terminate his or her employment relationship with the Company.
7.    Injunctive Relief.
I understand that irreparable and incalculable injury might result to the Company if I breach my obligations under this Agreement. I therefore agree that if I take any action that would constitute or could reasonably lead to a breach of my obligations, the Company will be entitled to an injunction restraining me and any other person for or with whom I may be acting from further breach of such obligations. This right to injunctive relief is in addition to any other remedies to which the Company may be entitled, such as an order of specific performance or money damages.
8.    Not an Employment Agreement.
I understand that this Agreement does not obligate the Company to continue to employ me for any particular period. Nothing in this Agreement affects my status as an “at will” employee of the Company, which permits me or the Company to terminate my employment at any time for any reason or no reason at all.

9.    Authorized Disclosure of Trade Secrets and Confidential Information.
A. Nothing in this Agreement supersedes, conflicts with, or otherwise alters my obligations, rights, or liabilities created by existing statute or Executive order relating to:
(i)    classified information of the United States Government;
(ii)    communications to the United States Congress;
(iii)    the reporting to an Inspector General of the Government of the United States of mismanagement, gross waste of funds, abuse of authority, substantial and specific danger to public health or safety, or a violation of any law, rule, or regulation; or
(iv)    any other protection provided by US governmental agencies or authorities relating to such communication or reporting.
B.    Under certain circumstances, I am immunized against criminal and civil liability under federal or state trade secret laws if I disclose a Trade Secret for the purpose of reporting a suspected violation of law. Immunity is available if I disclose a Trade Secret in either of these two circumstances:
(i)    I disclose the Trade Secret (a) in confidence, (b) directly or indirectly to a government official (federal, state or local) or to a lawyer, and (c) solely for the purpose of reporting or investigating a suspected violation of law; or
(ii)    I disclose the Trade Secret in the complaint or other documents filed in a legal proceeding, so long as the document is filed “under seal” (meaning that it is not accessible to the public).

C. This section 9 is intended to comply with the notification requirements of the Defend Trade Secrets Act of 2016. This section 9 is also intended to comply with the notification requirements of any current or future act or statute that provides for rights or obligations when an employee reports to governmental agencies or authorities.
10.    Binding Effect.
My obligations under this Agreement continue throughout my entire employment by the Company, and certain obligations will survive and continue after my Separation. This Agreement binds my heirs, executors, administrators, legal representatives, and assigns and inures to the benefit of the Company and its successors and assigns.
11.    Entire Agreement; Modifications; Waiver.
This Agreement defines the entire agreement and understanding between the Company and me concerning its subject matter and supersedes all other previous or contemporaneous agreements or understandings, whether written or oral, between the Company and me concerning such subject matter, except that if I have signed any other agreements with the Company, this Agreement will supplement, and will not supersede or extinguish any of those agreements. This Agreement may not be modified orally. The waiver by any party of the breach of any covenant or provision in this Agreement will not operate or be construed as a waiver of any subsequent breach by any party.
12.    Invalidity of any Provision.
If any provision of this Agreement is determined by a court or tribunal of competent jurisdiction to be illegal, invalid, or unenforceable, then that portion will be considered to be removed from this Agreement and, if legally possible, the Company and I agree to replace it with a provision that achieves our original intentions. In any event, the determination that any provision is illegal, invalid, or unenforceable will not affect the validity of the remainder of this Agreement.
13.    Applicable Law and Venue.
The Defend Trade Secrets Act will control all aspects of trade secrets and confidential information. Otherwise, this Agreement will be governed by and construed in accordance with the laws of the State of Ohio without regard to its choice of law rules. Any dispute relating to this Agreement will be resolved by the state and federal courts serving Stark County, Ohio, and I submit to the jurisdiction of those courts.

14.    Interpretation.
This Agreement is to be interpreted fairly in accordance with its plain meaning, and not by applying the rule of construction that would favor the non-drafter. The words “include,” “includes”, “including” and “such as” should be read as if they were followed by “without limitation” or similar phrase, unless the accompanying text or context clearly requires otherwise.
15. Definitions.
“Company Development” means any Development that I conceive, author, or develop, either individually or with others, during my previous or future employment by the Company, whether or not it is capable of being patented or registered, if the Development meets any of the following criteria:
(i)    the Development relates to the Company’s current or contemplated business or activities;
(ii)    the Development relates to the Company’s actual or demonstrably contemplated research or development;
(iii)    the Development results from any work I perform for the Company;
(iv)    the Development involves the use of the Company’s equipment, supplies, facilities, Confidential Information, or Trade Secrets;
(v)    the Development results from or is suggested by any project specifically assigned to me or any work done by the Company or by a third party at the Company’s request; or
(vi)    the Development results from my access to any of the Company’s Confidential Information or Trade Secrets.
“Confidential Information” means information that meets the following three criteria:
(i) the information is possessed by or developed for the Company and relates to the Company’s existing or potential business or technology;
(ii) the information is generally not known to the public; and
(iii) the Company seeks to protect the information from disclosure to others.
Information can be Confidential Information whether it is retained in human memory, embodied on a tangible medium such as paper, or stored or displayed electronically or by other intangible means.
Confidential Information includes information received by the Company from others which the Company is obligated to treat as confidential, including information obtained in connection with client engagements and other collaborative arrangements.
Confidential Information may include a Trade Secret (defined below), but Trade Secrets are treated differently in some respects in this Agreement.
Examples of Confidential Information include processes, designs, techniques, formulae, methods, improvements, discoveries, inventions, ideas, source or object code, data, programs, works of authorship, business plans, strategies, existing or proposed bids, customer lists, costs, technical developments, existing or proposed research projects, financial or business projections, investments, marketing plans, negotiation strategies, training information and materials, human resources files and employee wage information, information generated for client engagements and information stored or developed for use in or with computers.

“Development” means any invention, discovery, information, know-how, design, improvement, creation, or work of authorship, embodied in any form, including ideas, processes, formulae, methods, source code, object code, data, programs, manuals, reports, specifications, designs, mask works, drawings, models, and techniques.
“Separation” means the end of my employment with the Company for any reason.
“Trade Secret” means any item of information possessed by or developed for the Company, including the whole or any portion or phase of any scientific or technical information, design, process, procedure, formula, pattern, compilation, program, device, method, technique, or improvement, or any business information or plans, financial information, or listing of names, addresses, or telephone numbers, that satisfies both of the following:
(i) it derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and
(ii) it is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.